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                                                                      EXHIBIT 12

                         SEC Earnings to Fixed Charges

PORTLAND GENERAL ELECTRIC COMPANY
EARNINGS TO FIXED CHARGES - SEC BASIS
Prepared by: Larry Anderson
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             (Thousands of Dollars)                       31-Dec-00    31-Dec-99    31-Dec-98    31-Dec-97    31-Dec-96
-----------------------------------------------------  --------------  ---------    ---------    ---------    ---------
NET INCOME                                                 $141,191     $127,891     $137,490     $125,986     $155,915

INCOME TAXES                                                 97,100       90,757       82,453       70,019      114,112
                                                           --------     --------     --------     --------     --------
INCOME BEFORE CUMULATIVE EFFECT ITEMS AND INCOME TAXES      238,291      218,648      219,943      196,005      270,027

FIXED CHARGES, EXCLUDING PREFERRED DIVIDEND REQUIREMENT      90,643       87,257       91,006       91,268       92,809
                                                           --------     --------     --------     --------     --------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES              328,934      305,905      310,949      287,273      362,836
                                                           --------     --------     --------     --------     --------
FIXED CHARGES:
  INTEREST EXPENSE (long & short-term)                       75,065       71,074       75,943       75,587       77,158
  INTEREST ON LONG-TERM POWER CONTRACTS (PUD'S)               8,977        8,877        9,112        9,594        9,507
  INTEREST FACTOR IN LONG-TERM LEASES                         6,601        7,306        5,951        6,087        6,144
                                                           --------     --------     --------     --------     --------
                                    TOTAL FIXED CHARGES    $ 90,643     $ 87,257     $ 91,006     $ 91,268     $ 92,809
                                                           ========     ========     ========     ========     ========
RATIO OF EARNINGS TO FIXED CHARGES BEFORE  INCOME TAXES        3.63         3.50         3.41         3.15         3.91
                                                           ========     ========     ========     ========     ========

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